Exhibit 8.1

Sidley Austin LLP One South Dearborn Street Chicago, ILLINOIS 60603 +1 312 853-7000 +1 312 853 7036 Fax AMERICA • ASIA PACIFIC • EUROPE

April 7, 2026

Thermon Group Holdings, Inc.

7171 Southwest Pkwy, Bldg 300 #200

Austin, TX 78735

CECO Environmental Corp.

5080 Spectrum Drive, Ste 800E

Addison, TX 78735

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel for Thermon Group Holdings, Inc. (“Company”), a Delaware corporation, in connection with (i) the First Merger and the Second Merger, each as defined and described in the Agreement and Plan of Merger dated as of February 23, 2026 (the “Merger Agreement”) among CECO Environmental Corp., a Delaware corporation (“Parent”), Longhorn Merger Sub, Inc. (“Merger Sub Inc.”), a Delaware corporation and a wholly owned subsidiary of Parent, Longhorn Merger Sub LLC (“Merger Sub LLC”), a Delaware limited liability company and a wholly owned subsidiary of Parent, and the Company, and (ii) the preparation and filing of the related Registration Statement on Form S-4 (the “Registration Statement”), which includes the Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”), as may be amended from time to time, filed with the Securities and Exchange Commission (the “Commission”). Pursuant to the Merger Agreement, (i) in the First Merger, Merger Sub Inc. will be merged with and into the Company with the Company continuing as the surviving entity (the “Surviving Corporation”), and each share of Company Common Stock issued and outstanding (other than any Excluded Shares) shall thereupon be automatically converted into the right to receive from Parent, at the election of the holder and subject to limitations set forth in the Merger Agreement, the Mixed Consideration, the Cash Consideration, or the Stock Consideration, and (ii) in the Second Merger, Parent will cause the Surviving Corporation to merge with and into Merger Sub LLC, with Merger Sub LLC continuing as the surviving entity (the “Surviving Company”).

This opinion letter is being delivered in connection with, and appears as an exhibit to, the Registration Statement.   Unless otherwise indicated, each capitalized term used but otherwise not defined herein has the meaning ascribed to it in the Merger Agreement.

In connection with this opinion letter, we have examined the Merger Agreement, the Registration Statement (including the Proxy Statement/Prospectus), and the Parent Officer’s Tax Certificate and the Company Officer’s Tax Certificate, each dated as of the date hereof (such certificates, together with the Merger Agreement and the Registration Statement the “Transaction Documents”) and such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the due authorization, execution and delivery of the Transaction Documents, the enforceability of the Transaction Documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. For purposes of this opinion letter, we have assumed, with your permission, (i) that the First Merger and the Second Merger each will be consummated in the manner described in the Transaction Documents, and none of the material terms and conditions of the Transaction Documents have been or will be waived or modified, (ii) the statements set forth in the Transaction Documents are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) there are no documents or understandings between any of the parties that would alter, or are inconsistent with, the terms or representations set forth in the Transaction Documents, and (iv) any representations made in the Transaction Documents “to the knowledge of,” or based on the belief of Parent, Merger Sub Inc., Merger Sub LLC or the Company or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants and agreements contained in the Merger Agreement. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations made by Parent and the Company referred to above, which we have assumed will be true as of the Effective Time. No assurance can be given as to the effect of the opinion set forth below if any of the foregoing assumptions is or becomes inaccurate.

Based upon the foregoing, and subject to the assumptions and qualifications set forth herein, we are of the opinion that, under current law, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the First Merger or the Second Merger under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We are members of the Bar of the State of Illinois, and we do not express any opinion herein concerning any law other than the federal law of the United States.

This opinion is based upon the Code, the Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof. It should be noted that the Code, Treasury Regulations, administrative and judicial interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect. Any change in any of the authorities upon which our opinion is based, or any variation or difference in any facts from those set forth or assumed herein, could affect our conclusion herein. No assurance can be given that the Internal Revenue Service will agree with this opinion or that, if the Internal Revenue Service were to take a contrary position, such position would not ultimately be sustained by the courts.

This opinion letter is rendered only as of the date hereof and could be affected by changes in facts, circumstances, law, or other events or developments that hereafter may occur or be brought to our attention. We assume no responsibility to advise you or any other person of any change, event, or development.

This opinion letter is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm name in the Proxy Statement/Prospectus in connection with the references to this opinion letter and the material U.S. federal income tax consequences of the Merger. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder. Except as stated in this paragraph, this opinion letter may not be relied upon by any other person or entity for any purpose without our prior written consent.

Very truly yours,

/s/ Sidley Austin LLP

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